Exhibit 99.1

NAPCO Announces Third Quarter 2018 Results

- Third Quarter Revenue Increases 7% to a 15th Consecutive Record of $22.2 Million-

-Recurring Service Revenues Grew 49% for the Quarter-

-Earnings per Share Doubles to $0.10 from $0.05-

-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., May 7, 2018 -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its third fiscal quarter ended March 31, 2018.

Financial Highlights:

•	Net sales for the quarter increased 7% to a record $22.2 million as compared to $20.8 million for the same quarter last year. Net sales for the nine months were $64.5 million, a 5% increase, as compared to $61.7 million for the same period last year.
•	Recurring service revenue for the quarter increased 49% and now has a prospective annual run rate of $12.9 million based on March 2018 recurring service revenue.**
•	Net income for the quarter increased 92% to $1,829,000 from $952,000 a year ago. Net income for the nine months increased 66% to $3,952,000 from $2,377,000 a year ago.
•	Earnings per share (diluted) for the quarter was $0.10, as compared to $0.05 for the same period a year ago. Earnings per share (diluted) for the nine months was $0.21, as compared to $0.13 for the same period a year ago.
•	The Company repurchased 122,795 shares of its common stock during the quarter, at a weighted average purchase price of $9.29 per share, under its share repurchase program originally announced in September 2014. As of March 31, 2018 the Company may repurchase up to 231,390 more shares under this program.

Richard Soloway, Chairman and President commented, “Our recent Q3 performance reflects that our focus on expanding our stable of RMR (recurring monthly service revenue) generating product entries is working well. Also, the investments we have made and continue to make, in launching new products targeted at the school security, wireless access control locking, wireless alarm communicator and burgeoning IoT markets, have positioned us well for sustainable future sales growth.

With regard to school security, NAPCO continues to be a leader in keeping our schools safe. Our Company, along with our integrator, dealer and distributor channel partners have conducted thousands of SAVI (School Access-control Vulnerability Index) audits in the field. The SAVI system holistically measures the security level of an educational facility and provides a quantitative grade, in the form of an index. The outcome of the SAVI audit then leads to an action plan on improving the school’s preparedness level. As recent events continue to remind us, much more needs to be done to improve school security going forward and we will continue our diligent efforts in this area.

As an innovator in wireless access-control locking products, our integrated solutions protecting public venues continue to experience increases in sales. Both the Networx® and ArchiTech® wireless access control locking systems integrate with a host of enterprise-class access-control lines and provide integrators and end-user facilities with a cost-effective, advanced, total facility protective solution.”

Mr. Soloway continued, “Driving considerable increases in RMR income, our StarLink® Intrusion, Fire and IoT wireless communicators continue to be strong product offerings. Given the millions of intrusion and fire alarm panels across the country, which currently communicate alarms via hard-wired landlines, facing obsolescence and needing a wireless upgrade to continue to operate, we should see considerable future growth in this product area. We have continued to introduce state-of-the-art additions to the StarLink line, including our Dual-Path Fire and IoT Communicators, making our line the most advanced and extensive in the industry. This coming Q4 will see our introduction of a complete line of StarLink Verizon LTE wireless communicators, keeping us at the forefront of cellular technology.

Capitalizing on the promising and explosive IoT category, our award-winning StarLink Connect® IoT cellular communicator has been a great addition to our RMR-generating StarLink product line, as it can be installed on virtually any of the existing, millions of alarm panels already in the field, to add on connected home or connected business services. This product enables our dealers to upgrade current security-only consumers, to a variety of app-driven, remote device operated services (security system, lighting, lock, thermostats, garage door and video camera control), providing them, as well as NAPCO, with considerable, incremental RMR income streams.”

Mr. Soloway summarized, “NAPCO’s strategic plans for growth, both near-term and long-term, are developing well. We will continue to position our Company for continued vibrant growth, with our investment in attractive growth markets and look forward to completing a very successful Fiscal 2018. ”**

Financial Results

Net sales for the three months ended March 31, 2018 increased to a record third quarter revenue of $22.2 million, as compared to $20.8 million for the same period one year ago. Net sales for the nine months ended March 31, 2018 increased to $64.5 million, as compared to $61.7 million for the same period one year ago. The increases in net sales for the three and nine months were 7% and 5%, respectively, as compared to the same periods a year ago. Selling, general and administrative expenses for the quarter were $5.3 million, or 23.9% of sales, as compared to $5.5 million, or 26.6% of sales for the same period last year. Selling, general and administrative expenses for the nine months were $16.8 million, or 26.1% of sales, as compared to $16.8 million, or 27.3% of sales for the same period last year.

Operating income for the three months ended March 31, 2018 was $1,912,000, as compared to $1,136,000 for the same period a year ago, an increase of 68%. Operating income for the nine months ended March 31, 2018 was $4,137,000, as compared to $2,916,000 for the same period a year ago, an increase of 42%. Adjusted EBITDA* for the three months ended March 31, 2018 was $2.3 million, or $0.12 per diluted share, as compared to $1.5 million, or $0.08 per diluted share, an increase of 54%. Adjusted EBITDA* for the nine months ended March 31, 2018 was $5.3 million, or $0.28 per diluted share, as compared to $4.0 million, or $0.21 per diluted share, an increase of 32%.

Net income for the three months ended March 31, 2018 was $1,829,000, or $0.10 per diluted share, as compared to $952,000, or $0.05 per share, for the same quarter last year, an increase of 92%. Net income for the nine months ended March 31, 2018 was $3,952,000, or $0.21 per diluted share, as compared to $2,377,000, or $0.13 per share, for the same period last year, an increase of 66%.

Balance Sheet Summary

At March 31, 2018, the Company had $4.3 million in cash and cash equivalents as compared to $3.5 million as of June 30, 2017. NAPCO had working capital (defined as current assets less current liabilities) of $40.5 million at March 31, 2018 as compared with working capital of $40.8 million at June 30, 2017. Current ratio (defined as current assets divided by current liabilities) was 5.8:1 at March 31, 2018 and 4.9:1 at June 30, 2017.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 7, 2018. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on February 5, 2018 and ending on February 12, 2018 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13676053. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

**This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018 (unaudited)	June 30, 2017
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$4,347	$3,454
Accounts receivable, net of allowance for doubtful accounts of $180 and $155 at March 31, 2018 and June 30, 2017, respectively, and other reserves	18,057	20,275
Inventories, net	25,420	26,212
Prepaid expenses and other current assets	1,170	1,330
Total Current Assets	48,994	51,271
Inventories - non-current, net	5,400	4,367
Deferred income taxes	1,093	644
Property, plant and equipment, net	6,818	6,543
Intangible assets, net	7,638	7,916
Other assets	267	121
TOTAL ASSETS	$70,210	$70,862
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$4,180	$5,653
Accrued expenses	1,806	2,209
Accrued salaries and wages	1,846	2,322
Accrued income taxes	672	289
Total Current Liabilities	8,504	10,473
Long-term debt	2,000	3,500
Total Liabilities	10,504	13,973
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,191,886 and 21,174,507 shares issued; and 18,716,641 and 18,844,657 shares outstanding, respectively	212	212
Additional paid-in capital	16,840	16,638
Retained earnings	55,723	51,771
	72,775	68,621
Less: Treasury Stock, at cost (2,475,245 and 2,329,850 shares, respectively)	(13,069)	(11,732)
TOTAL STOCKHOLDERS' EQUITY	59,706	56,889
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$70,210	$70,862

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended March 31,
	2018	2017
	(In thousands, except share and per share data)
Net sales:
Equipment revenues	$19,042	$18,681
Service revenues	3,158	2,126
	22,200	20,807
Cost of sales:
Equipment related expenses	12,557	12,026
Service related expenses	751	420
	13,308	12,446

Gross Profit	8,892	8,361

Operating expenses:
Research and development expenses	1,669	1,698
Selling, general, and administrative expenses	5,311	5,527
	6,980	7,225

Operating Income	1,912	1,136

Other expense:
Interest, net	19	17
Income before Income Taxes	1,893	1,119
Income tax expense	64	167
Net Income	$1,829	$952

Income per share:
Basic	$0.10	$0.05
Diluted	$0.10	$0.05

Weighted average number of shares outstanding:
Basic	18,737,000	18,819,000
Diluted	18,772,000	18,855,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Nine months ended March 31,
	2018	2017
	(In thousands, except share and per share data)
Net sales:
Equipment revenues	$55,926	$56,056
Service revenues	8,560	5,634
	64,486	61,690
Cost of sales:
Equipment related expenses	36,580	35,596
Service related expenses	2,049	1,427
	38,629	37,023

Gross Profit	25,857	24,667

Operating expenses:
Research and development expenses	4,915	4,935
Selling, general, and administrative expenses	16,805	16,816
	21,720	21,751

Operating Income	4,137	2,916

Other expense:
Interest, net	67	59
Income before Income Taxes	4,070	2,857
Income tax expense	118	480
Net Income	$3,952	$2,377

Net Income per share:
Basic	$0.21	$0.13
Diluted	$0.21	$0.13

Weighted average number of shares outstanding:
Basic	18,811,000	18,797,000
Diluted	18,845,000	18,844,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands, except share and per share data)

	3 months ended March 31,		9 months ended March 31,
	2018	2017	2018	2017
Net income (GAAP)	$1,829	$952	$3,952	$2,377
Add back income tax expense	64	167	118	480
Add back interest expense	19	17	67	59

Operating Income (GAAP)	1,912	1,136	4,137	2,916
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	93	111	278	331
Add back stock-based compensation expense	5	(1)	141	97

Adjusted non-GAAP operating income	2,010	1,246	4,556	3,344
Add back depreciation and other amortization	261	233	748	662
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$2,271	$1,479	$5,304	$4,006

Adjusted EBITDA* per Diluted Share	$0.12	$0.08	$0.28	$0.21

Weighted average number of Diluted Shares outstanding	18,772,000	18,855,000	18,845,000	18,844,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

OP: 800-645-9445 x 374

CP: 516-404-3597

pmckillop@napcosecurity.com